U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
   Brock, T. Brinson, Sr.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
   1252 Brock Road
-----------------------------------------------------------------------
                          (Street)
   Arabi, Georgia 31712
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [ X ]  Officer (give title below)   [   ]  Other (Specify below)
          Acting CEO
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      42,516
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 21,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

-----------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4):
      Option
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 21,120
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ T. Brinson Brock, Sr.                03/09/1999
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Collins, Willis R.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
9655 Ga. Hwy. 112 East
-----------------------------------------------------------------------
                          (Street)
Rebecca, Georgia  31783
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      66,413
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 25,752
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

-----------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4):
      Option
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 0
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Willis R. Collins                    3-9-99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Crawford, Gene Stallings
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
56 South Academy Street
-----------------------------------------------------------------------
                          (Street)
Rebecca, Georgia  31783
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      81,452
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 30,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

-----------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4):
      Option
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 0
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Gene Stallings Crawford              3-3-99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Denham, Benny W.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
424 East Inaha Road
-----------------------------------------------------------------------
                          (Street)
Sycamore, GA  31790
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      20,700
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 18,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Barry W. Denham                      3/16/99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Ewing, Lloyd G.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
545 East Monroe Ave.
-----------------------------------------------------------------------
                          (Street)
Ashburn, Ga. 31714
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      24,211
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 15,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

=======================================================================
Explanation of Responses:

=======================================================================
/s/ Lloyd G. Ewing                       3-9-99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Moore, Grady Elmer
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
5580 Ga. Hwy 33 North
-----------------------------------------------------------------------
                          (Street)
Arabi, Georgia  31712
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      44,300
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 36,750
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

=======================================================================
Explanation of Responses:

=======================================================================
/s/ Grady Elmer Moore                    3/3/1999
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Raines, Sara Ruth
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
130 South Lamont St.
-----------------------------------------------------------------------
                          (Street)
Ashburn, Georgia 31714
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      42,159
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 30,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

-----------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4):
      Option
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 0
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Ruth Raines                          3/9/99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Reed, Theron G.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
2945 Ga Hwy. 90
-----------------------------------------------------------------------
                          (Street)
Rebecca, GA  31783
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      21,401
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 15,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
-----------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4):
      Option
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 31,680
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

=======================================================================
Explanation of Responses:

=======================================================================
/s/ Theron G. Reed                       3/17/99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Walker, Benjamin E.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
P. O. Box 108
-----------------------------------------------------------------------
                          (Street)
Ashburn, Georgia 31714
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      49,861
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 30,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

-----------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4):
      Option
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 0
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ B. E. Walker                         3-9-99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Ward, Jimmie Ann
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
1330 Warwick Road
-----------------------------------------------------------------------
                          (Street)
Ashburn, Georgia 31714
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      45,000
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 30,000
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):

-----------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4):
      Option
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 0
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Jimmie Ann Ward                      3/3/99
Signature of Reporting Person            Date
=======================================================================


          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 3

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934.
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940

=======================================================================
1. Name and Address of Reporting Person*
Weston, Freddie J., Jr.
-----------------------------------------------------------------------
 (Last)          (First)          (Middle)
828 West Madison
-----------------------------------------------------------------------
                          (Street)
Ashburn, GA  31714
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Date of Event Requiring Statement (Month/Day/Year)
   February 24, 1999
=======================================================================
3. IRS or Social Security Number of Reporting Person
(Voluntary)
=======================================================================
4. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation
=======================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)
          --------------------------
=======================================================================
6. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
   Table I -- Non-Derivative Securities Beneficially Owned
=======================================================================
1. Title of Security (Instr. 4):
      Common Stock
2. Amount of Securities Beneficially Owned (Instr 4.):
      15,000
3. Ownership Form Direct (D) or Indirect (I) (Instr. 5):
      D
4. Name of Indirect Beneficial Owner (Instr. 4):
      N/A
=======================================================================
    Table II -- Derivative Securities Beneficially Owned
     (e.g., puts, calls, warrants, options, convertible
                         securities)
=======================================================================
1. Title of Derivative Security (Instr. 4):
      Warrant
2. Date Exercisable and Expiration Date (Month/Day/Year):
      Date Exercisable:
      Expiration Date:
3. Title and Amount of Securities Underlying Derivative Security:
      Title: Common Stock
      Amount or Number of Shares: 0
4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security (Instr. 5):
   [ D ] Direct (D) or [   ] Indirect (I)
6. Nature of Indirect Beneficial Ownership (Instr. 5):
=======================================================================
Explanation of Responses:

=======================================================================
/s/ Freddie J. Weston                    3/10/99
Signature of Reporting Person            Date
=======================================================================